Agreement between Universal Fog, Inc. and Tom Bontems

January 3, 2005

1.

Universal Fog, Inc. and Tom Bontems hereby agree that Tom Bontems will transfer his ownership interest in the commercial building located at 1808 South 1st Avenue, Phoenix, Arizona to Universal Fog, Inc. as of the date hereof in exchange for common stock.. This transaction shall be accounted for as a capital contribution equal to the agreed amount of $750,000.00.

2.     Tom Bontems acknowledges that he is entitled to his own legal representation in this matter. He hereby confirms that he either waives his right to such legal counsel or has obtained legal counsel on his own behalf to review this matter.

3.     All notices, requests and instructions hereunder shall be in writing and delivered to each party at the addresses set forth above or to such other address as may from time to time be designated by a party hereto.

4.     In the event that any term, covenant, condition, or other provision contained herein is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the invalidity of any such term, covenant, condition, provision or Agreement shall in no way affect any other term, covenant, condition or provision or Agreement contained herein, which shall remain in full force and effect.

5.     This Agreement contains all of the terms agreed upon by the parties with respect to the subject matter hereof. This Agreement has been entered into after full investigation.

6.     This Agreement shall be construed in accordance with and governed by the laws of the State of Arizona applicable to agreements made and to be performed within the State of Arizona without giving the effect to the conflict of law principals thereof.

8.     No amendments or additions to this Agreement shall be binding unless in writing, signed by both parties, except as herein otherwise provided.

Please sign below to acknowledge the acceptance of the terms of this Agreement

ACCEPTED AND AGREED TO BY:	ACCEPTED AND AGREED TO BY:

Universal Fog, Inc.

By: /s/ Tom Bontems	By: /s/ Tom Bontems
Tom Bontems, President	Tom Bontems